Exhibit 4.1

April 14, 2026

TSX Venture Exchange

British Columbia Securities Commission

Ontario Securities Commission

Alberta Securities Commission

Dear Sirs / Mesdames:

Re: American Eagle Gold Corp

We refer to the Management Information Circular of American Eagle Gold Corp. (the “Company”) dated April 14, 2026 relating to the proposed transaction between the Company and Pacific Booker Minerals Inc., whereby the Company is offering to purchase all of the issued and outstanding common shares of Pacific Booker Minerals Inc.

We consent to being named and to the use in the above-mentioned Management Information Circular, of our report dated April 29, 2025 to the shareholders of the Company on the following financial statements:

Consolidated Statements of financial position as at December 31, 2024 and 2023

Consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years ended December 31, 2024 and 2023, and a summary of significant accounting policies and other explanatory information

We report that we have read the Management Information Circular and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the financial statements upon which we have reported or that are within our knowledge as a result of our audit of such financial statements. We have complied with Canadian generally accepted standards for an auditor's consent to the use of a report of the auditor included in the Management Information Circular, which does not constitute an audit or review of the Management Information Circular as these terms are described in the CPA Canada Handbook – Assurance.

Yours very truly,

McGovern Hurley LLP

/s/ McGovern Hurley LLP

Chartered Professional Accountants

Licensed Public Accountants

251 Consumers Road, Suite 800

Toronto, Ontario

M2J 4R3

mcgovernhurley.com

t. 416-496-1234